Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-76940 and 333-136653 on Form S-8 of our reports relating to the consolidated financial statements and the financial statement schedules in Schedule 1 of Nam Tai Property Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 10, 2017, appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2016.

/s/ Moore Stephens CPA Limited

Moore Stephens CPA Limited
Hong Kong
March 10, 2017